Exhibit 99.1
FOR IMMEDIATE RELEASE
WWE® Names Frank Serpe Chief Financial Officer
STAMFORD, Conn., March 2, 2007 - World Wrestling Entertainment, Inc. today named Frank Serpe to replace Michael Sileck as its new Chief Financial Officer.
Serpe, a 20-year employee, was the company’s acting CFO upon Sileck’s promotion to WWE’s Chief Operating Officer. Serpe has also been the company’s Senior Vice President, Finance and Chief Accounting Officer.
“Frank knows WWE inside and out, having had responsibility for virtually all financial and accounting activities during the course of his career at WWE,” said Michael Sileck. “Frank is definitely the right man to fill the role of WWE CFO.”
To view biographical information on Frank Serpe, please visit http://corporate.wwe.com/company/bios/fg_serpe.jsp.
Additional information on World Wrestling Entertainment, Inc. (NYSE: WWE), can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Media Contact:	Gary Davis, 203-353-5066

Investor Contact:	Michael Weitz, 203-352-8642
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Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.